Exhibit 10.4

SILVER STATE BANK

AMENDMENT TO 1997 EXECUTIVE STOCK OPTION PLAN

This Amendment to the Silver State Bank 1997 Executive Stock Option Plan is made and effective this 16th day of June, 2004, as follows:

WHEREAS, on or about October 23, 1997, the Board of Directors of Silver State Bank (“Bank”) approved, ratified and adopted that certain Silver State Bank 1997 Executive Stock Option Plan (the “Plan”), a true and correct copy of said Plan is attached hereto as Exhibit “A;”

WHEREAS, section 4 of the Plan provides inter alia, that “options granted hereunder will not qualify as incentive stock options under Section 422(a) of the Code, and therefore are nonqualified stock options;”

WHEREAS, section 8 of the Plan provides that “[t]he exercise price for Options granted under this Plan will be $.10 per share;”

WHEREAS, section 10 of the Plan provides, inter alia, that “[o]ptions to the participants shall vest in accordance with the following schedule of years of employment or service as a director following the date of grant of such Options:

Vesting of Options	Years Following Date of Grant
25%	6 years
50%	7 years
75%	8 years
100%	9 years

WHEREAS, on or about July 29, 1998, the Board of Directors of Silver State Bank directed that the Plan and each Agreement entered into pursuant to the Plan be amended such that the Exercise Price referenced in the 1997 Executive Stock Option Plan shall be amended to reflect one-hundred percent (100%) of the fair market value of the price per share of the Bank’s common stock at time of issuance of the grant of said Option, which amendment shall apply retroactively as to the effective date of the Plan;

WHEREAS, on or about July 29, 1998, the Board of Directors of Silver State Bank directed that the Plan and each Agreement entered into pursuant to the Plan be amended such that each grantee’s interest vests fully on the date five years from the date of the Grant of such Options;

WHEREAS, the Amendment to the Plan is to apply retroactively and is effective July 29, 1998;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Paragraph 4 “Nonqualified Stock Options” is amended in its entirety to read as follows:

4.	Incentive Stock Options

It is intended that the Options granted hereunder will qualify as incentive stock options under Section 422(b) of the Code.

2. Paragraph 8 “Exercise Price” is amended in its entirety to read as follows:

8.	Exercise Price

The Exercise Price for Options granted under this Plan shall be at least 100% of the fair market value of a Share on the date the Option is granted.

3. Paragraph 9 “Term of Options” is amended to read as follows: The Board will determine the Term for all Options granted under the Plan. In no event shall the Term of an Option extend beyond ten years from the date of Grant.

4. Paragraph 10 “Vesting” is amended by deleting the table illustrating the vesting schedule and replacing said table with the following information:

Vesting of Options	Years Following Date of Grant
25%	1 year
50%	2 years
75%	3 years
100%	4 years

IN WITNESS HEREOF, the Bank, through its undersigned authorized officer, hereby adopts this Amendment as of the date written above.

/s/ Corey L. Johnson
Corey L. Johnson, President

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